Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports Fourth Quarter
And Full Year 2008 Results and Announces Non-Cash Goodwill and
Intangible Asset Impairment Charge
BATON ROUGE, Louisiana — (March 4, 2009) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the fourth quarter and year ended December 31, 2008 including non-cash goodwill and intangible asset impairment charges.
FOURTH QUARTER 2008 SUMMARY
•	Revenues decreased 9.6% to $261.9 million versus $289.7 million a year ago.

•	Adjusted EBITDA (as defined below) decreased 11.1% to $59.8 million, or a 22.8% margin, compared to $67.3 million, or a 23.2% margin, a year ago.

•	Income from operations decreased 77.2% to $8.5 million compared to $37.3 million a year ago primarily due to goodwill and intangible asset impairment charges of $22.7 million. Excluding the impairment charges, income from operations decreased 16.3% to $31.2 million compared to a year ago.

•	Net loss was $0.6 million, or ($0.02) per diluted share (including the pre-tax non-cash impairment charges of $22.7 million), compared to net income of $17.1 million, or $0.45 per diluted share.
The non-cash goodwill and intangible asset impairment charges of $22.7 million were identified in connection with the Company’s annual fourth quarter goodwill impairment test and preparation, review and audit of the year-end financial statements. The impairment charges will not result in any cash expenditures and will not affect the Company’s cash position, liquidity position, availability or covenant test under its senior secured credit facility.
“H&E Equipment again delivered solid financial results in the fourth quarter in spite of the extraordinary economic challenges that occurred throughout the year,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “The current economic situation and
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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009
lack of future visibility is clearly impacting all of our customers and their industries at some level. The continuing credit crisis and virtual inability to access lending is resulting in more and more project cancellations and delays.”
“Given the current economic conditions and future uncertainty, our primary focus is protecting our balance sheet and cash generation,” Engquist continued. “We are taking the necessary steps to protect our performance by reducing capital expenditures and closely monitoring our inventory levels. We have also conducted a staged workforce reduction and hiring freeze which has resulted in a 10 percent reduction in staff over the last year. We remain confident in our business and ability to adapt to the current environment; however, with our current lack of visibility into our customers’ demand for our products and services due primarily to the frozen credit markets and volatile commodity prices, we do not believe it would be appropriate to provide 2009 guidance at this time.”
“One of the strengths of our business model lies in our ability to manage assets and generate strong cash flow in an economic downturn,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “As a result, we will continue to protect our balance sheet, reduce our debt and maintain low leverage. At year-end, availability under our senior secured credit facility was in excess of $230 million. We continue to maintain a significant cushion in the fixed charge covenant ratio, which is only triggered if availability falls below $25 million.”
We reduced our rental fleet capital spending by approximately 67% on a net basis during 2008 and began to reduce the size of our fleet in the fourth quarter, and we expect to further reduce our fleet spending in 2009 as a result of market conditions,” Magee continued. “In response to the weakened demand, we are also committed to reducing our operating costs. These measures have included a recent workforce reduction of 4%, which is in addition to a 5% headcount reduction in the first quarter of 2008. Also, we plan to eliminate executive and other key management incentive compensation for the foreseeable future and reduce spending on employee benefits, advertising, and travel and entertainment, among other general cut-backs.”
FINANCIAL DISCUSSION FOR FOURTH QUARTER ENDED DECEMBER 31, 2008
Revenue
Total revenues decreased 9.6% to $261.9 million from $289.7 million in the fourth quarter of 2007. Equipment rental revenues decreased 9.5% to $70.8 million compared with $78.2 million in the fourth quarter of 2007. New equipment sales decreased 12.5% to $99.9 million from $114.3 million in the fourth quarter of 2007. Used equipment sales decreased 16.0% to $32.3 million compared to $38.6 million in the fourth quarter of 2007. Parts sales grew 2.6% to $29.2 million from $28.5 million in the fourth quarter of 2007. Service revenues were flat at $17.5 million compared with a year ago.
Gross Profit
Gross profit decreased 12.9% to $74.3 million from $85.2 million in the fourth quarter of 2007. Gross margin was 28.4% for the quarter ended December 31, 2008 as compared to 29.4% for the quarter ended December 31, 2007. The reduced gross margin percentage in the current quarter is primarily due to lower gross margins from the rental operations.
On a segment basis, gross margin on rentals decreased to 45.6% from 51.9% in the fourth quarter of 2007 due to declines in rental rates and time utilization. On average, rental rates declined 3.4% as compared to the fourth quarter of 2007. Time utilization decreased to 63.8% from 67.8% a year ago.
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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009
Gross margins on new equipment sales were 12.9% as compared to 13.3% in the fourth quarter a year ago. Gross margins on used equipment sales increased to 25.8% from 22.8% a year ago. Gross margin on parts sales decreased to 29.0% from 31.3%. Gross margin on service revenues decreased to 63.9% from 64.6% in the fourth quarter of 2007.
Rental Fleet
At the end of the fourth quarter of 2008, the original acquisition cost of the Company’s rental fleet was $785.6 million, down $17.6 million from $803.2 million at the end of the fourth quarter of 2007. Dollar utilization was 35.6% compared to 39.1% for the fourth quarter of 2007. Dollar returns decreased reflecting lower year-over-year average rental rates and lower time utilization.
Selling, General and Administrative Expenses
SG&A expenses for the fourth quarter of 2008 were $42.9 million compared with $47.9 million last year, a $5.0 million, or 10.4%, decrease. The decrease was primarily attributable to lower wages, incentive pay, benefit and employee-related costs. For the fourth quarter of 2008, SG&A expenses as a percentage of total revenues were 16.4% as compared to 16.5% a year ago.
Income from Operations
Income from operations for the fourth quarter of 2008 decreased 77.2% to $8.5 million compared with $37.3 million, or an operating margin of 12.9%, a year ago due to impairment charges related to goodwill of $15.9 million and intangible asset of $6.8 million in the current quarter.
Excluding the impairment charges, income from operations in the fourth quarter was $31.2 million, or an 11.9% operating margin. On this basis, operating income decreased due to lower revenues and gross margin.
Interest Expense
Interest expense for the fourth quarter of 2008 decreased $1.1 million to $9.1 million from $10.2 million primarily due to lower average interest rates and floor plan payable outstandings.
Net Income
Net loss was $0.6 million, or ($0.02) per diluted share, compared to $17.1 million, or $0.45 per diluted share. The goodwill and intangible asset impairment charges reduced fourth quarter net income by $0.41 per diluted share.
Adjusted EBITDA
Adjusted EBITDA in the fourth quarter of 2008 decreased $7.5 million to $59.8 million from $67.3 million in the fourth quarter of 2007. Adjusted EBITDA, as a percentage of revenues, was 22.8% compared with 23.2% in the fourth quarter of 2007.
FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2008
Our operating results for the year ended December 31, 2007 include the operating results of the Mid-Atlantic operations since the date of acquisition, September 1, 2007. Therefore, our operating results for the year ended December 31, 2007, include only four months of results from the Mid-Atlantic operations.
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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009
Revenue
Total revenues increased 6.6% to $1.1 billion from $1.0 billion in 2007. 2008 revenues included $144.2 million from the Mid-Atlantic region compared to $42.5 million a year ago. Equipment rental revenues increased 3.1% to $295.4 million compared with $286.6 million in 2007. 2008 equipment rental revenues included $15.2 million of rental revenues from the Mid- Atlantic region compared to $4.9 million a year ago. New equipment sales increased 5.3% to $374.1 million from $355.2 million in 2007. The Mid-Atlantic region generated $75.2 million of new equipment sales compared to $16.3 million a year ago. Used equipment sales increased 8.1% to $160.8 million compared to $148.7 million in 2007. Used equipment sales for the Mid-Atlantic region were $26.3 million compared to $11.0 million in 2007. Parts sales grew 15.7% to $118.3 million from $102.3 million in 2007. Service revenues increased 9.5% to $70.1 million compared with $64.1 million a year ago. The Mid-Atlantic region generated parts and service revenue of $23.9 million compared to $9.5 million in 2007.
Gross Profit
Gross profit increased 1.3% to $310.0 million from $306.0 million in 2007. Gross margin was 29.0% for 2008 as compared to 30.5% for 2007. 2008 gross profit included $22.6 million from the Mid-Atlantic region compared with $8.9 million a year ago. This lower gross margin is largely due to lower margins on rentals and other revenues and the comparative impact of the Mid-Atlantic acquisition.
On a segment basis, gross margin on rentals decreased to 47.9% from 51.3% in 2007 due to increased depreciation costs, declines in rental rates and time utilization, and the impact from the Mid-Atlantic rental operations. On average, rental rates declined 2.7% as compared to 2007. Time utilization decreased to 65.9% from 68.0% a year ago.
Gross margins on new equipment sales were 13.3%, flat with 2007. Gross margins on used equipment sales decreased to 24.1% from 24.5%. Gross margin on parts sales decreased to 29.4% from 29.8%. Gross margin on service revenues decreased to 63.9% from 64.0% in 2007.
Selling, General and Administrative Expenses
SG&A expenses for 2008 were $181.0 million compared with $165.0 million last year, a $16.0 million, or 9.7%, increase. For 2008, SG&A expenses as a percentage of total revenues were 16.9% compared to 16.5% in 2007.
Income from Operations
Income from operations for 2008 decreased 24.6% to $106.7 million compared with $141.5 million, or an operating margin of 14.1%, a year ago primarily due to the fourth quarter 2008 impairment charges of $22.7 million. 2008 income from operations included $4.6 million from the Mid-Atlantic region compared with $2.4 million a year ago.
Excluding the impairment charges, income from operations in 2008 was $129.4 million, or a 12.1% operating margin. On this basis, operating income decreased due to lower gross margins combined with higher SG&A costs as a percentage of revenues.
Interest Expense
Interest expense for 2008 increased $1.5 million to $38.3 million from $36.8 million primarily due to an increase in average borrowings on the Company’s senior secured credit facility, which was partially offset by lower average interest rates.
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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009
Net Income
Net income decreased to $43.3 million, or $1.22 per diluted share, from $64.6 million, or $1.70 per diluted share in 2007. The goodwill and intangible asset impairment charges reduced 2008 net income by $0.40 per diluted share. The effective income tax rate was 37.6% in 2008 as compared to 38.7% in 2007.
Adjusted EBITDA
Adjusted EBITDA for 2008 increased $1.3 million to $248.1 million from $246.8 million in 2007. Adjusted EBITDA as a percentage of revenues was 23.2% compared with 24.6% in 2007. For 2008, the Mid-Atlantic region contributed $12.7 million of EBITDA, or an 8.8% EBITDA margin, compared to $5.3 million of EBITDA, or a 12.6% EBITDA margin, for 2007.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and net income, income from operations and diluted earnings per share on an as adjusted basis to exclude the impairment charges). Please refer to our Current Report on Form 8-K for a description of our use of these measures. These Non-GAAP measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss fourth quarter results today, March 4, 2009, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1267 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on March 4, 2009, and will continue through March 12, 2009, by dialing 719-457-0820 and entering confirmation code 8078643.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 4, 2009, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 64 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,”
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H&E Equipment Services Reports Fourth Quarter 2008 Results

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“estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America as well as the impact of the current conditions of the global credit markets and its effect on construction spending and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009
H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Equipment rentals	$70,772	$78,202	$295,398	$286,573
New equipment sales	99,933	114,268	374,068	355,178
Used equipment sales	32,344	38,552	160,780	148,742
Parts sales	29,233	28,497	118,345	102,300
Service revenues	17,473	17,451	70,124	64,050
Other	12,157	12,696	50,254	46,291

Total revenues	261,912	289,666	1,068,969	1,003,134
Cost of revenues:
Rental depreciation	25,473	26,079	104,311	94,211
Rental expense	13,021	11,572	49,481	45,374
New equipment sales	87,023	99,022	324,472	307,897
Used equipment sales	23,996	29,747	121,956	112,351
Parts sales	20,746	19,567	83,561	71,791
Service revenues	6,308	6,177	25,324	23,076
Other	11,089	12,282	49,824	42,394

Total cost of revenues	187,656	204,446	758,929	697,094

Gross profit	74,256	85,220	310,040	306,040

Selling, general, and administrative expenses	42,940	47,924	181,037	165,048
Impairment of goodwill and intangible assets	22,721	—	22,721	—
Gain (loss) on sale of property and equipment	(79)	25	436	469

Income from operations	8,516	37,321	106,718	141,461

Gain (loss) on early extinguishment of debt	—	5	—	(320)
Interest expense	(9,062)	(10,174)	(38,255)	(36,771)
Other income, net	203	229	934	1,045

Income (loss) before provision for income taxes	(343)	27,381	69,397	105,415

Provision for Income taxes	292	10,309	26,101	40,789

Net income (loss)	$(635)	$17,072	$43,296	$64,626

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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
EARNINGS (LOSS) PER SHARE
Basic – Earnings (loss) per share	$(0.02)	$0.45	$1.22	$1.70

Basic – Weighted average number of common shares outstanding	34,570	37,989	35,575	38,065

Diluted – Earnings (loss) per share	$(0.02)	$0.45	$1.22	$1.70

Diluted – Weighted average number of common shares outstanding	34,588	37,989	35,583	38,065

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2008	2007
Cash	$11,266	$14,762
Rental equipment, net	554,457	577,628
Total assets	966,634	1,012,853

Total debt (1)	330,584	374,951
Total liabilities	676,427	724,775
Stockholders’ equity	290,207	288,078
Total liabilities and stockholders’ equity	$966,634	$1,012,853

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Month Period Ended December 31,
	2008		2008
	As Reported	Adjusted(2)	As Adjusted(2)
Gross profit	$74,256	—	$74,256
Selling, general and administrative expenses	42,940	—	42,940
Impairment of goodwill and intangible assets	22,721	(22,721)	—
Loss on sale of property and equipment	79	—	79

Income from operations	8,516	22,721	31,237
Interest expense	(9,062)	—	(9,062)
Other income, net	203	—	203

Income (loss) before provision for income taxes	(343)	22,721	22,378
Provision for income taxes	292	8,256	8,548

Net income (loss)	$(635)	$14,465	$13,830

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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009

	Three Month Period Ended December 31,
	2008		2008
	As Reported	Adjusted(2)	As Adjusted(2)
EARNINGS (LOSS) PER SHARE
Basic – Earnings (loss) per share	$(0.02)	$0.42	$0.40
Basic – Weighted average number of common shares outstanding	34,570	34,570	34,570
Diluted – Earnings (loss) per share	$(0.02)	$0.42	$0.40
Diluted – Weighted average number of common shares outstanding	34,588	34,588	34,588

	Twelve Month Period Ended December 31,
	2008		2008
	As Reported	Adjusted(2)	As Adjusted(2)
Gross profit	$310,040	—	$310,040
Selling, general and administrative expenses	181,037	—	181,037
Impairment of goodwill and intangible assets	22,721	(22,721)	—
Gain on sale of property and equipment	436	—	436

Income from operations	106,718	22,721	129,439
Interest expense	(38,255)	—	(38,255)
Other income, net	934	—	934

Income before provision for income taxes	69,397	22,721	92,118
Provision for income taxes	26,101	8,256	34,357

Net income	$43,296	$14,465	$57,761

EARNINGS PER SHARE
Basic – Earnings per share	$1.22	$0.41	$1.62
Basic – Weighted average number of common shares outstanding	35,575	35,575	35,575
Diluted – Earnings per share	$1.22	$0.41	$1.62
Diluted – Weighted average number of common shares outstanding	35,583	35,583	35,583

	Three Month Period Ended December 31,
	2007		2007
	As Reported	Adjusted	As Adjusted
Income from operations	$37,321	—	$37,321
Gain on early extinguishment of debt	5	(5)	—
Interest expense	(10,174)	—	(10,174)
Other income, net	229	—	229

Income before provision for income taxes	27,381	(5)	27,376
Provision for income taxes	10,309	(2)	10,307

Net income	$17,072	$(3)	$17,069

EARNINGS PER SHARE
Basic – Earnings per share	$0.45	$—	$0.45
Basic – Weighted average number of common shares outstanding	37,989	37,989	37,989
Diluted – Earnings per share	$0.45	$—	$0.45
Diluted – Weighted average number of common shares outstanding	37,989	37,989	37,989
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H&E Equipment Services Reports Fourth Quarter 2008 Results

March 4, 2009

	Twelve Month Period Ended December 31,
	2007		2007
	As Reported	Adjusted	As Adjusted
Income from operations	$141,461	—	$141,461
Loss on early extinguishment of debt	(320)	320	—
Interest expense	(36,771)	—	(36,771)
Other income, net	1,045	—	1,045

Income before provision for income taxes	105,415	320	105,735
Provision for income taxes	40,789	124	40,913

Net income	$64,626	$196	$64,822

EARNINGS PER SHARE
Basic – Earnings per share	$1.70	$0.01	$1.70
Basic – Weighted average number of common shares outstanding	38,065	38,065	38,065
Diluted – Earnings per share	$1.70	$0.01	$1.70
Diluted – Weighted average number of common shares outstanding	38,065	38,065	38,065

(2)	Income from operations, effective tax rate, net income and diluted earnings per share have been adjusted in the table above to eliminate the goodwill and intangible asset impairment taken in the fourth quarter of 2008. Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net income	$(635)	$17,072	$43,296	$64,626
Interest expense	9,062	10,174	38,255	36,771
Provision for income taxes	292	10,309	26,101	40,789
Depreciation	28,286	28,979	115,454	103,221
Amortization of intangibles	116	790	2,223	1,060

EBITDA	$37,121	$67,324	$225,329	$246,467

(Gain) loss on early extinguishment of debt (1)	—	(5)	—	320
Impairment of goodwill and intangible assets(2)	22,721	—	22,721	—

Adjusted EBITDA	$59,842	$67,319	$248,050	$246,787

(1)	Adjustment relates to a loss on early extinguishment of the Company’s Senior Secured Notes in July 2007.

(2)	Adjustment relates to non-cash goodwill impairment charge of $15.9 million and non-cash intangible asset impairment charge of $6.8 million.
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